Exhibit 99.1

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Third Quarter 2006 Results

Exceeds Revenue Outlook with Strong Consumables Sales;

Reiterates Full Year Outlook

FULLERTON, California, November 1, 2006- Beckman Coulter, Inc. (NYSE:BEC) today announced results for the third quarter ended September 30, 2006. Total revenues of $631 million, up 6.4% from third quarter 2005, exceeded the company’s outlook. Consumables revenue, a key performance metric, rose 13.7% over third quarter 2005. Reported earnings per fully diluted share were $0.74. Adjusting for special items, comparable diluted earnings per share were $0.66, within the company’s outlook of $0.58 to $0.68.

	Three Months Ended Sept 30			Nine Months Ended Sept 30
	2006	2005	% Chg	2006	2005	% Chg
Reported Results
Revenue (Millions)	$631.2	$593.4	6.4%	$1,816.5	$1,788.3	1.6%
Earnings Per Diluted Share	$0.74	$0.56	32.1%	$1.95	$2.05	(4.9%)
Comparable Results Excluding Special Items
Earnings Per Diluted Share	$0.66	$0.74	(10.8%)	$1.85	$2.29	(19.2%)

See “Non-GAAP Disclosures”, where the impacts of certain items on reported results are discussed.

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Beckman Coulter	Page 2 of 14

Third Quarter 2006 Discussion

Reported revenues of $631 million were up $38 million or 6.4% compared to third quarter 2005. In constant currency, revenues were up 5.3%. These revenue comparisons include the negative impact from the company’s previously announced leasing policy shift. The company expects quarter over prior year quarter comparability in the fourth quarter of 2006

Consumables sales, unaffected by the leasing change, were up 13.7% over prior year quarter, or 12.6% in constant currency. Organic growth of consumables adjusted for currency was 9.5%.

In the United States, total revenue was up 4.6% over prior year quarter. Consumables sales grew 15.8%.

On a currency adjusted basis, International revenues were up 6.2%. Consumables sales grew 8.5%.

•	Revenues in Europe were up 8.2%, led by robust growth in the Southern European region and dealer markets.

•	Revenues in the Far East were up about 4%, improving modestly.

Scott Garrett, president and chief executive officer, said, “In the third quarter, demand for our new clinical chemistry systems, the UniCel DxC 600 and 800, continued at a record pace. Immunoassay sales, an important growth driver for the company, were up 22%. Both product areas were helped by rapid sales of the new UniCel DxC 600i, our second generation chemistry / immunoassay work cell introduced in April of this year. Sales in the Cellular Analysis product area were up 5% in the quarter, led by clinical flow cytometry reagents. Overall, our third quarter results reflect the success of the company’s broad based approach to the clinical diagnostics market. Our products address nearly 100% of routine testing requirements.”

Favorable product mix contributed to an increase of about 70 basis points to gross profit margin.

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Beckman Coulter	Page 3 of 14

Operating expense was $260 million, up $35 million over prior year quarter. Special items amounting to $35.9 million, and other factors impacting comparability amounting to $13.6 million, detailed below, contributed to the higher rate of operating expense. In addition to these special items and other factors, operating expense increased $5 million or about 2.5% over comparable operating expense of $206 million in the prior year quarter.

Special Items in third quarter 2006: ($35.9 million)

•	$27.5 million in previously announced licensing fees paid to Roche Diagnostics to acquire a clinical diagnostics license to real time polymerase chain reaction (PCR) patents,

•	$4.4 million in additional restructuring charges, and

•	$4.0 million in non-cash charges associated with changes to the company’s pension plan. These changes freeze the defined benefit plan in the United States for about 2,200 out of approximately 5,000 current participants and exclude new hires.

Other Factors impacting comparability in third quarter 2006: ($13.6 million)

•	$6.3 million in incremental non-cash stock option expense in accordance with the adoption of FAS 123R,

•	$4.6 million for a previously announced modification of the company’s non-sales incentive compensation plans that changed the timing of accruals, and

•	$2.7 million for ongoing operating expense from Diagnostic Systems Laboratories acquired in the fourth quarter of 2005.

Operating income for the quarter was $37.4 million or 5.9% of sales. Adjusting for the special items, comparable operating income was $74.2 million or 11.8% of sales, consistent with prior year and ahead of the company’s outlook of 10% to 11% for the quarter. (See “Non-GAAP Disclosures”)

Total non-operating expense was higher than prior year quarter by about $6 million due to higher interest rates and debt levels, increased foreign currency related costs and a drop in interest income due to the decline in sales type lease balances.

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Beckman Coulter	Page 4 of 14

The effective tax rate for the third quarter was 27.3%. Net earnings from continuing operations were $17.7 million. During the third quarter, the company completed the previously announced sale of its minority interest in Agencourt Personal Genomics (APG). The sale of APG (treated as a discontinued operation) resulted in a net gain of about $30 million. The company’s reported net earnings were $47.4 million, or $0.74 per fully diluted share.

Through the first half of 2006, the comparable tax rate was 27.2%. Due to the geographic mix of profits, the comparable year-to-date tax rate rose to 28.4% resulting in a comparable tax rate of 31.3% for the third quarter. Excluding special items and the sale of APG, comparable net earnings were $42 million, or $0.66 per fully diluted share.

Third Quarter Developments

•	Sold the company’s minority equity investment in APG to Applera Corporation for about $50 million in cash.

•	Acquired a clinical diagnostics license to real time polymerase chain reaction (PCR) patents from Roche. In conjunction with licenses obtained from Applera earlier in the year, the company now has access to essential intellectual property needed to enable the development of a sample-to-answer real time PCR instrument for the hospital market.

•	Received FDA clearance for the Access® PTH (parathyroid hormone) immunoassay test useful in the diagnosis of calcium related disorders.

•	Signed an agreement to acquire Lumigen, Inc., a leading developer and manufacturer of novel detection chemistries for high-sensitivity testing in clinical diagnostics and life science research. The transaction is targeted to close in early November following regulatory review.

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Beckman Coulter	Page 5 of 14

October Developments

•	Commercialized the AutoMate800™, a next generation sample processing station that is flexible in its applications for both mid and large sized clinical laboratories.

•	Received FDA marketing clearance for the LH780, a new hematology system featuring enhanced quality control capability to improve productivity and additional parameters to support anemia studies.

•	Received FDA clearance for the Access® EPO immunoassay test useful in monitoring erythropoietin therapy and in diagnosing certain forms of anemia.

•	Announced the appointment of Charlie Slacik as Senior Vice-President and Chief Financial Officer. Mr. Slacik joined the company on October 25, 2006.

•	Declared a $0.15 per share quarterly cash dividend. This is the 70th payout in the company’s unbroken stream of quarterly cash dividends.

Outlook

Garrett said, “Based on our previously provided outlook for fourth quarter revenue growth of 7% to 9%, we are reiterating that 2006 earnings per diluted share should be $2.75 to $2.95, excluding any special items. Undoubtedly, the variability in our geographic mix of profits in the fourth quarter will impact the final tax rate and our position within the expected range. Our outlook for 2007 revenue growth remains at 7% to 9%. Additional details for the 2007 outlook including tax rate will be provided with the fourth quarter results.”

Concluded Garrett, “Customers continue to be attracted to the advantages of our broad portfolio of industry leading products. With our leadership positions in work cells and automation and our unmatched breadth in biomedical testing, we are clearly seen as the partner of choice for laboratories around the world. Beckman Coulter is dedicated to improving patient health and reducing the cost of care through our comprehensive approach to simplifying, automating and innovating laboratory processes.”

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Beckman Coulter	Page 6 of 14

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday November 1, 2006 at 8:30 am ET to discuss the third quarter ended September 30, 2006 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, November 17, 2006.

This press release contains the company’s unaudited financial results for third quarter 2006 and year to date 2006. These results may change as a result of the review by the company’s independent accountants and management. Final quarterly results will be provided in the company’s quarterly report on form 10-Q. This press release also contains forward-looking statements regarding the company’s outlook for the full year 2006 and 2007, including expectations regarding revenues, consumables growth, tax rate, and earnings per diluted share growth. In addition, the press release contains statements regarding the company’s expectations regarding development of molecular testing products utilizing real time PCR. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Among other things, these factors include the actual timing and magnitude of the conversion to operating type leases, completion of the Lumigen acquisition as contemplated by the company, the actual timing of expenses and savings related to restructuring activities, effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the actual timing of product introductions, changes in tax and other laws and their interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs. Factors affecting the introduction of molecular testing products include the inability to develop in vitro diagnostic tests based on new technologies, a determination that the tests do not provide sufficient precision and accuracy, identification of additional necessary intellectual property rights, failure to establish the clinical utility of these tests during clinical studies, and delays resulting from the timing and scope of regulatory agency reviews. Other factors are outlined in the company’s SEC filings.

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Beckman Coulter	Page 7 of 14

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world. The company, based in Fullerton, California, reported 2005 annual sales of $2.44 billion with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments. For more information, visit www.beckmancoulter.com.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Product revenue	$531.2	$501.4	$1,522.4	$1,507.7
Service revenue	100.0	92.0	294.1	280.6

Total revenue	631.2	593.4	1,816.5	1,788.3

Cost of goods sold	261.9	248.9	741.0	751.7
Cost of service	71.6	68.7	212.1	204.6

Total cost of sales	333.5	317.6	953.1	956.3

Gross profit	297.7	275.8	863.4	832.0

Operating costs and expenses:
Selling, general and administrative	175.0	159.0	515.0	468.2
Research and development	80.9	51.6	207.3	149.7
Restructuring	4.4	0.9	11.7	0.9
Litigation settlement	—	—	(35.0)	—
Asset impairments	—	13.4	2.3	13.4

Total operating cost and expenses	260.3	224.9	701.3	632.2

Operating income	37.4	50.9	162.1	199.8

Non-operating (income) and expense:
Interest income	(3.2)	(5.0)	(10.9)	(13.4)
Interest expense	12.5	12.4	39.0	33.7
Other, net	3.8	(0.1)	2.7	13.7

Total non-operating expenses	13.1	7.3	30.8	34.0

Earnings from continuing operations before income taxes	24.3	43.6	131.3	165.8
Income taxes	6.6	7.4	35.4	33.0

Earnings from continuing operations	17.7	36.2	95.9	132.8

Earnings from discontinued operations, net of tax	29.7	—	28.7	—

Net Income	$47.4	$36.2	$124.6	$132.8

Basic earnings per share:
Earnings from continuing operations	$0.28	$0.58	$1.53	$2.13
Earnings from discontinued operations	0.48	—	0.46	—

Net basic earnings per share	$0.76	$0.58	$1.99	$2.13

Diluted earnings per share:
Earnings from continuing operations	$0.28	$0.56	$1.50	$2.05
Earnings from discontinued operations	0.46	—	0.45	—

Net diluted earnings per share	$0.74	$0.56	$1.95	$2.05

Weighted average number of shares outstanding (in thousands):
Basic	62,427	62,361	62,636	62,216
Diluted	63,755	64,610	64,003	64,905
Dividends declared per share	$0.15	$0.14	$0.45	$0.42

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$69.1	$57.6
Trade and other receivables, net	598.0	601.6
Inventories	528.4	461.8
Other current assets	115.1	112.6

Total current assets	1,310.6	1,233.6
Property, plant and equipment, net	652.9	552.5
Goodwill	579.9	548.2
Other intangibles, net	341.8	354.5
Other assets	299.8	338.8

Total assets	$3,185.0	$3,027.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$543.4	$555.2
Notes payable and current maturities of long-term debt	89.1	155.2
Income taxes payable	55.5	48.1

Total current liabilities	688.0	758.5

Long-term debt, net	707.3	589.1
Deferred income taxes	189.3	189.3
Other liabilities	310.9	295.9

Total liabilities	1,895.5	1,832.8

Commitments and contingencies:
Stockholders’ equity:
Common stock	6.8	6.7
Additional paid-in-capital	471.4	449.8
Retained earnings	1,029.4	932.9
Accumulated other comprehensive income	63.6	37.5
Treasury stock at cost	(281.7)	(228.7)
Unearned compensation	—	(3.4)
Common stock held in grantor trust	(16.5)	(15.7)
Grantor trust liability	16.5	15.7

Total stockholders’ equity	1,289.5	1,194.8

Total liabilities and stockholders’ equity	$3,185.0	$3,027.6

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BECKMAN COULTER, INC.

PRODUCT AREA SALES

(Amounts in millions)

	Three Months Ended September 30, 2006			Nine Months Ended September 30, 2006
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %
Chemistry Systems	$168.7	(2.2)	(3.2)	$494.4	(4.1)	(3.6)
Cellular Systems	202.8	4.9	4.0	583.3	(2.3)	(1.8)
Immunoassay Systems	118.9	22.1	20.7	352.2	16.8	17.2
Discovery & Automation Systems	140.8	8.2	6.9	386.6	3.3	3.9

Total	$631.2	6.4	5.3	$1,816.5	1.6	2.1

United States	$337.7	4.6	4.6	$964.6	3.0	3.0
International	293.5	8.5	6.2	851.9	0.0	1.0

Total	$631.2	6.4	5.3	$1,816.5	1.6	2.1

Chemistry Systems include:

•	Autochemistry

•	Protein and rapid test products

Cellular Systems include:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay Systems include:

•	All immunoassay products

Discovery and Automation Systems include:

•	All robotic automation and genetic analysis products

•	All centrifuge and analytical systems

•	Industrial particle characterization

•	Clinical diagnostic automation

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BECKMAN COULTER, INC.

RECURRING REVENUE AS A PERCENT OF TOTAL REVENUE

	Q1	Q2	Q3	Q4	Total
2006
Cash/STL Instrument Sales Mix %	20.6%	20.5%	23.4%
Recurring Revenue Mix %	79.4%	79.5%	76.6%
2005
Cash/STL Instrument Sales Mix %	26.5%	29.5%	28.4%	29.4%	28.5%
Recurring Revenue Mix %	73.5%	70.5%	71.6%	70.6%	71.5%
2004
Cash/STL Instrument Sales Mix %	29.8%	33.1%	29.9%	39.5%	33.4%
Recurring Revenue Mix %	70.2%	66.9%	70.1%	60.5%	66.6%

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Beckman Coulter	Page 12 of 14

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that these disclosures provide investors a more meaningful presentation of the company’s results. These non-GAAP disclosures and management’s rationale for providing them are as follows:

Currency Impacts on Reported Revenues – We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period. Fluctuations in exchange rates impact the comparative results and growth rates of the company’s underlying business. The impact of foreign currency exchange rate fluctuations has been excluded from certain disclosures herein and the presentation of Product Area Sales. Management believes that excluding this impact helps explain changes in the fundamental business operations.

Roche Research and Development Charge – During the third quarter 2006, the company paid Roche Diagnostic (“Roche”) a license fee in the amount of $27.5 million ($18.2 million after taxes) for rights to certain technologies in the clinical diagnostics field. The payment was recorded as a research and development charge. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Agencourt Personal Genomics (“APG”) – In July 2006, the company sold its non-controlling interest in APG, a developer of next-generation genetic technologies. The company received approximately $50 million in cash and recognized a gain from the sale. This gain and the company’s share of APG’s operating results are included in discontinued operations in the condensed consolidated statement of operations. Given the significance and unusual nature of these amounts relative to the operating results for the periods presented, they have been excluded from the “Comparable” presentation of our operating results herein.

Pension Curtailment – During the quarter ended September 30, 2006, the company amended its pension plans by freezing benefits for certain employees effective December 31, 2006. As a result of this amendment, the Company incurred a net curtailment charge of approximately $4.0 million ($2.6 million after taxes). Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Applera – In April 2006, a settlement was reached in a legal dispute with Applera Corporation whereby the parties granted royalty-bearing licenses to each other for certain patents. Applera’s Applied Biosystems Group made a $35.0 million special payment to the company. Additionally, the company will pay $20 million over 10 quarters to Applera for rights to certain technologies in the diagnostics market. The company recorded a $35 million gain ($21.9 million after taxes) and an $18.9 million ($11.8 million after taxes) research and development charge in connection with this settlement in the second quarter of 2006. Given the significance and unusual nature of these items relative to the operating results for the periods presented, these income and expense amounts have been excluded from the “Comparable” presentation of our operating results herein.

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Beckman Coulter	Page 13 of 14

Investigation Expenses – During the second quarter 2006, the Audit and Finance Committee of the company’s Board of Directors oversaw an investigation of claims made by a former employee. This individual alleged that his recent termination, as part of the company’s restructuring, was the result of certain accounting issues he brought to the attention of his supervisor. The Audit and Finance Committee retained outside counsel and an independent accounting firm to assist in the investigation and concluded that the allegations were not substantiated and that the company’s financial statements and disclosures did not require revision. Approximately $2.9 million ($1.8 million after taxes) in legal, consulting and independent accounting firm fees were incurred during the second quarter in connection with this investigation. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Debt Extinguishment – On June 1, 2006, approximately $56 million of the company’s $100 million debentures were tendered by the holders of the debentures. The debentures were permitted to be repaid, in whole or in part, on June 1, 2006 at a redemption price of 103.9%. In connection with this redemption the company incurred approximately $2.7 million ($1.7 million after taxes) in debt extinguishment costs. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Restructuring Related Charges – In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostic Division into a single company structure. In September 2005, a $0.9 million charge ($0.6 million after taxes), related to personnel related costs was recorded as part of these plans. During the second and third quarter of 2006, we incurred additional charges of $7.6 million ($4.8 million after taxes) and $5.3 million ($3.5 million after taxes), respectively, for additional severance and other costs relating to these restructuring activities, including $0.9 million in the third quarter 2006 charged to cost of sales for a discontinued product line. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Impairment Charges – In September 2005, the company incurred a non-cash charge of $13.4 million ($8.3 million after taxes) for the impairment of certain intangible assets as it was determined that it no longer had significant sales or cash flow expectations for the related products. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Hurricane Katrina – In September 2005, a $4.9 million charge ($3.0 million after taxes) was recorded as a result of Hurricane Katrina which hit the Gulf Coast region on August 29, 2005. The charge was recorded primarily to reserve for impaired receivables and to write off damaged leased equipment. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Officer Retirement Charges – In June 2005, a $5.3 million charge ($3.2 million after taxes) related to the retirement of the company’s former Chief Executive Officer, John P. Wareham, was recorded. The charge was comprised of approximately $4.0 million related to the cash settlement of his earned supplemental pension and approximately $1.3 million related to the modification and acceleration of a previously granted restricted stock award. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

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Beckman Coulter	Page 14 of 14

Business Development Charge – In the second quarter of 2005, a $1.7 million charge ($1.0 million after taxes) was recorded related to a potential business development transaction that the company decided not to pursue. The charge consisted primarily of legal and consulting fees that would have been recorded as part of the consideration in the event that the transaction was actually completed. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Operating expenses for the quarters ended September 30, 2006 and 2005, Net Income and Diluted EPS for the respective periods were impacted by the above items as follows:

	Quarter Ended September 30, 2006			Nine Months Ended September 30, 2006
	Operating Expenses	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$260.3	$47.4	$0.74	$124.6	$1.95
Discontinued operation (APG)		(29.7)	(0.46)	(28.7)	(0.45)

Earnings from continuing operations		17.7	0.28	95.9	1.50
Roche license	27.5	18.2	0.29	18.2	0.29
Pension curtailment	4.0	2.6	0.04	2.6	0.04
Applera settlement	—	—	—	(10.1)	(0.17)
Investigation expenses	—	—	—	1.8	0.03
Restructuring related charges	4.4	3.5	0.05	8.2	0.13
Debt extinguishment	—	—	—	1.7	0.03

Non-GAAP	$224.4	$42.0	$0.66	$118.3	$1.85

	Quarter Ended September 30, 2005			Nine Months Ended September 30, 2005
	Operating Expenses	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$224.9	$36.2	$0.56	$132.8	$2.05
Impairment charges	13.4	8.3	0.13	8.3	0.13
Restructuring related charges	0.9	0.6	0.01	0.6	0.01
Hurricane Katrina	4.9	3.0	0.04	3.0	0.04
Officer retirement charges	—	—	—	3.2	0.05
Business Development Charge	—	—	—	1.0	0.01

Non-GAAP	$205.7	$48.1	$0.74	$148.9	$2.29

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